Exhibit 5.2

1 October 2024

To:	Board of Directors
TE Connectivity plc 10 Earlsfort Terrace Dublin 2 D02 T380 Ireland

Re:	TE Connectivity plc Form S-3 Registration Statement

Dear Directors

1.	Basis of Opinion

1.1	We are acting as Irish counsel to TE Connectivity plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). We refer in particular to Ordinary Shares with a nominal value of US$0.01 each of the Company (the “Shares”) that may be issued pursuant to the Registration Statement.

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the schedule to this Opinion (the “Documents”); and

(c)	the searches listed at Paragraph 1.6 below.

1.4	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Shares, other than the Documents.

1.5	For the purpose of giving this Opinion, we have examined copies of the Documents sent to us by email in pdf or other electronic format.

1.6	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on or about the date hereof (the “Searches”):

(a)	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the Memorandum and Articles of Association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search in respect of the Company; and

(c)	in the Central Office of the High Court in Dublin for any proceedings or petitions filed.

1.7	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares;

2.2	when the Shares have been issued and allotted pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions of the board of directors of the Company, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2	that any Shares issued under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue;

3.3	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.4	with respect to Shares issued on or after 30 September 2029 (the date of expiry of the Company’s existing authority to issue Shares), that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares, as granted by the articles of association of the Company (the “Articles of Association”) and the Companies Act 2014 of Ireland (the “Companies Act”), is in full force and effect;

3.5	with respect to Shares which are relevant securities (as defined in section 1021 of the Companies Act) that will have not been authorised for issue prior to 30 September 2029 but are issued and/or authorised for issue on or after 30 September 2029 (the date of expiry of the Company’s existing authority to issue Shares), that the Company will, at each subsequent annual general meeting, have renewed its authority to issue the Shares in accordance with the terms and conditions set out in the Articles of Association and the Companies Act for the remainder of the period that the Registration Statement will continue in effect;

3.6	that the issue of the Shares upon the conversion, exchange and exercise of any securities issued under the Registration Statement will be conducted in accordance with the terms and the procedures described in the Articles of Association, the Companies Act and the terms of issue of such securities;

3.7	that, at the time of issue of the Shares, the Company will have sufficient authorised but unissued share capital to issue the required number of Shares and the Company will not have prior to, or by virtue of, the issuance, exceeded or exceed the maximum number of Shares permitted by the Company’s shareholders to be issued pursuant to the authorities referred to in paragraphs 3.4 and 3.5 above;

3.8	that any issue of Shares will be in compliance with the Companies Act, the Irish Takeover Panel Act, 1997, Takeover Rules 2022 and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3.9	that as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.10	that any power of attorney granted by the Company in respect of the issue and allotment of the Shares shall have been duly granted, approved and executed in accordance with the Company’s Articles of Association, the Companies Act, the Powers of Attorney Act 1996 of Ireland and all other applicable laws, rules and regulations;

Authenticity and bona fides

3.11	the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.12	where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Documents correspond in all respects with the last draft of the complete Documents submitted to us;

3.13	that the Documents have been executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.14	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.15	that each of the Documents is up-to-date and current and has not been amended, varied or terminated in any respect and no resolution contained in any of the Documents has been amended, varied, revoked or superseded in any respect;

3.16	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Documents and their respective officers, employees, agents and (with the exception of Arthur Cox LLP) advisers;

Accuracy of searches and warranties

3.17	the accuracy and completeness of the information disclosed in the Searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that Searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.18	there has been no alteration in the status or condition of the Company as disclosed by the Searches;

3.19	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Solvency and Insolvency

3.20	that (i) the Company is as at the date of this Opinion able to pay their debts as they fall due within the meaning of section 509 (3) and 570 of the Companies Act or any analogous provision under any application laws; (ii) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any “related company” (within the meaning of the Companies Act, “Related Company”) or any of their assets or undertakings; (iii) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company; and (iv) no insolvency proceedings have been opened or been requested to be opened in relation to the Company or any Related Company in Ireland or elsewhere;

3.21	that no proceedings have been instituted or injunction granted against the Company to restrain it from issuing the Shares and the issue of any Shares would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement;

Commercial Benefit

3.22	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit;

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

5.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, fact or circumstances referred to or relied upon in the giving of this Opinion.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

SCHEDULE

Documents

1.	A copy of the form of the Registration Statement on Form S-3 to be filed by the Company with the SEC;

2.	An omnibus secretary’s certificate dated 30 September 2024 of an officer of the Company (the “Corporate Certificate”) attaching and certifying, amongst other documents, copies of the following:

(a)	A copy of the constitution of the Company adopted by special resolution dated 12 September 2024 with effect from 30 September 2024;

(b)	A copy of the Certificate of Incorporation of the Company dated 16 November 2015;

(c)	A copy of the Certificate of Incorporation on Change of Name of the Company dated 5 March 2024; and

(d)	A copy of the Certificate of Incorporation on Re-registration as a PLC dated 7 March 2024.